EXHIBIT 4
                       NORMAN L. SIRAK
                       ATTORNEY AT LAW


Member, D.C. Bar Association                       (330)588-9818
Member. Ohio Bar Association                   FAX (330)588-8802

DigiMedia USA. Inc.
2454 Nortbeast 13th Avenue
Fort Lauderdale, Florida 33305

November 21, 1996

Ref.: Form S-8 / Consultant Contract

To Whom It May Concern:


   Reference  is  made  to  your  proposed  registration
of 680,000   shares  of  Common  Stock  of  your   company
as contemplated by the Registration Statement on Form S-8 filed by DigiMedia USA, Inc. with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

 I  have  examined the Consultant Contract and the  Option
Agreements which accompany said contract and you have confirmed that the attachment of four Option
Agreements to this single Consultant Contract is deliberate, as each of the four Option, Agreements contemplates a different span of time and, conceivably, a different price for the stock. I am also familiar with the Articles of Incorporation and the By-Laws of the Company and in particular, Section, 4.6 of the By-Laws.

   Based upon the foregoing, it is my opinion that after the Registration Statement shall have become effective and the shares shall have been issued and delivered as described in the Consultant Contract and ehe documents related to it, such shares of Common Stock will be validly issued, fulty paid and non-assessable.

 Consent is hereby given to the use of this Opinion as part of the Registration Statement referred to above.



Sincerely,



Norman L. Sirak



PO. Box  7468, Canton, Ohio 44705  1535 Baycrest Dr.
N.W., Canton. Ohio 44708